As filed with the Securities and Exchange Commission on March 24, 2000

                                           Registration No. 333-_________
--------------------------------------------------------------------------

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM S-8
                         REGISTRATION STATEMENT
                    UNDER THE SECURITIES ACT OF 1933

                     GLOBAL WATER TECHNOLOGIES, INC.
          -----------------------------------------------------
         (Exact Name of Registrant as Specified in its Charter)

                  Delaware                          84-1148204
                  ---------                          ----------
               (State or Other                     (IRS Employer
               Jurisdiction of                    Identification
       Incorporation or Organization)                Number)

           1767 Denver West Boulevard, Golden, Colorado 80401
           --------------------------------------------------
                (Address of Principal Executive Offices)

         GLOBAL WATER TECHNOLOGIES, INC. 1998 STOCK OPTION PLAN
         ------------------------------------------------------
                        (Full Title of the Plans)

               George A. Kast                        Copies to:
       Global Water Technologies, Inc.       D. Elizabeth Wills, Esq.
           1767 Denver West Blvd.          Rothgerber Johnson & Lyons LLP
            Golden Colorado 80112           1200 17th Street, Suite 3000
   (Name and Address of Agent for Service)    Denver, Colorado  80202
                                                   (303) 623-9000


               (303) 215-1100
---------------------------------------------
   (Telephone Number of Agent for Service)


                         CALCULATION OF REGISTRATION FEE
=====================================================================================

                                   Proposed Maximum
Title of Securities   Amount to be  Offering Price      Aggregate      Registration
 to be Registered      Registered      Per Share      Offering Price        Fee

Common Stock           30,000,000       $.47(1)       $14,100,000(1)     $3,723(1)

=====================================================================================

    (1) Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee and are based upon the average of the closing bid and asked prices of the Common Stock as quoted on the Nasdaq OTC Bulletin Board on March 22, 2000.

                            TABLE OF CONTENTS
                                                                     Page
                                                                     ----
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT . . . . . . . . . II-1
Item 3.  Incorporation of Documents by Reference . . . . . . . . . . II-1
         ---------------------------------------
Item 4.  Description of Securities . . . . . . . . . . . . . . . . . II-1
         -------------------------
Item 5.  Interests of Named Experts and Counsel. . . . . . . . . . . II-1
         --------------------------------------
Item 6.  Indemnification of Directors and Officers . . . . . . . . . II-2
         -----------------------------------------
Item 8.  Exhibits. . . . . . . . . . . . . . . . . . . . . . . . . . II-2
         --------
Item 9.  Undertakings. . . . . . . . . . . . . . . . . . . . . . . . II-3
         ------------

SIGNATURES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-5

EXHIBIT INDEX. . . . . . . . . . . . . . . . . . . . . . . . . . . . II-7

                                 PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE
         ---------------------------------------

    The following documents, all of which were previously filed by Global Water Technologies, Inc. (the "Company") (File No. 33-37513-D) with the Commission pursuant to the Exchange Act, are hereby incorporated by reference:

    (1) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999; and

    All documents subsequently filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES
         -------------------------

    The Company is authorized to issue up to 800,000,000 shares of Common Stock, $.00001 par value. All shares of Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share in
all matters to be voted upon by shareholders.   The shares of Common Stock
have no preemptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not allowed, which means that the holders of a majority of the outstanding shares represented at any meeting at which a quorum is present will be able to elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors. On liquidation of the Company, each common shareholder is entitled to receive a pro rata share of the company's assets available for distribution to common shareholders.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL
         --------------------------------------

    The legality of the Company's stock registered pursuant to this Form S-8 Registration Statement will be passed upon for the Company by the law firm of Rothgerber Johnson & Lyons LLP, One Tabor Center, Suite 3000, 1200 17th Street, Denver, Colorado 80202, which has served as special counsel to the Company in the preparation of the Form S-8 Registration Statement. No members of this law firm have a substantial interest in the Company or are employed on a contingent basis by the Company.



                                - II -1 -

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
         -----------------------------------------

    The General Corporation law of the State of Delaware empowers a Delaware corporation to indemnify its directors, officers, employees and agents under certain circumstance, as well as providing for the elimination of personal liability of directors and officers of a Delaware corporation for monetary damages.

    Article 7.02 of the Certificate of Incorporation of the Registrant reads as follows:

    "As authorized by Section 102(b)(7) of the General Corporation Law of Delaware, no Director of the Company shall be personally liable to the Company or any stockholder thereof for monetary damages for breach of his fiduciary duty as a Director, except for liability (i) for any breach of a Director's duty of loyalty to the company of its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts in violation of Section 174 of the General Corporation Law of Delaware, as it now exists or may hereafter be amended, or (iv) for any transaction from which a Director derives an improper personal benefit. This Article 7.02 shall apply to a person who has ceased to be a Director of the Company with respect to any breach of fiduciary duty which occurred when such person was serving as a Director. This Article 7.02 shall not be construed to limit or modify in any way any Director's right to indemnification or other right whatsoever under this Charter, the Company's By-laws or the General Corporation Law of Delaware. If the General Corporation Law of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of the company's Directors, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this Article 7.02 by the stockholders shall be prospective only and shall not adversely affect any limitation on the personal liability of any Director existing at the time of such repeal or modification. The affirmative vote of at least two-thirds (2/3) of the total voting power shall be required to amend or repeal, or adopt any provision inconsistent with, this Article 7.02."

    Article 11.01 of the Certificate of Incorporation of the Registrant reads as follows:

    "The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company."

    Article 11.02 of the Certificate of Incorporation of the Registrant reads as follows:

    "The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorney's fees) actually and reasonably incurred by him or on his behalf in connection with the defense or settlement of such action or suit and any appear therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in

                                - II-2 -
view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper."

ITEM 8.  EXHIBITS
         --------

    The Company hereby undertakes that it will submit or has submitted any of the plans intended to be qualified under Section 401 of the Internal Revenue Code and any amendment thereto to the Internal Revenue Service (the "IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

    The following exhibits are attached to this registration statement:

     4.1*     Global Water Technologies, Inc. 1998 Stock Option Plan
     5        Opinion of Rothgerber Johnson & Lyons LLP
    23.1      Consent of Comiskey & Company P.C.
    23.2      Consent of Rothgerber Johnson & Lyons LLP (included in
              Exhibit 5 hereto)

* Incorporated by reference to Exhibit 10.6 of the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.


ITEM 9.  UNDERTAKINGS
         ------------

    (a)  Rule 415 Offering
          -----------------

         The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)  Filings Incorporating Subsequent Exchange Act Documents by
         ----------------------------------------------------------
         Reference
         ---------

    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (h)  Filing of Registration Statement on Form S-8
         --------------------------------------------

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that "in the opinion of the Securities and Exchange Commission" such indemnification is against public

                                - II-3 -
policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.









                                - II-4 -

                               SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden and the State of Colorado, on this 24th day of March, 2000.

                             GLOBAL WATER TECHNOLOGIES, INC.


                             By:/s/ George A. Kast
                                -------------------------------------
                               George A. Kast, Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Signature                Title                         Date
---------                -----                         ----


/s/ George A. Kast       Director, Chairman            March 24, 2000
------------------------ of the Board and CEO
George A. Kast           (Principal Executive Officer)


/s/ Martin E. Hout       Chief Financial Officer       March 24, 2000
------------------------ (Principal Accounting and
Martin E. Hout           Financial Officer)


/s/ Gary L. Brown        Director                      March 24, 2000
------------------------
Gary L. Brown


/s/ Michael A. Kast      Director                      March 24, 2000
------------------------
Michael A. Kast


/s/ Robert C. Koch       Director                      March 24, 2000
------------------------
Robert C. Koch









                                - II-5 -

                              EXHIBIT INDEX



Exhibit No.               Description
-----------               -----------

 4.1*            Global Water Technologies, Inc. 1998 Stock Option Plan

 5               Opinion of Rothgerber Johnson & Lyons LLP

23.1             Consent of Comiskey & Company P.C.

23.2             Consent of Rothgerber Johnson & Lyons LLP (included in
                 Exhibit 5 hereto)

* Incorporated by reference to Exhibit 10.6 of the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.